Hills Bancorporation Unaudited Financial Report March 31, 2012

Banking Locations

Hills Bank and Trust Company

- **Hills Office**
  - 131 Main Street
    319-679-2291
- **Coralville Office**
  - 1009 2nd Street
    319-351-8000
- **Cedar Rapids Offices**
  - 3905 Blairs Ferry Road NE
    319-294-2444
  - 240 3rd Avenue SE
    319-247-5721
  - 3610 Williams Blvd. S.W.
    319-654-9595
- **Lisbon Office**
  - 103 W. Main Street
    319-455-2951
- **Mount Vernon Office**
  - 720 First Avenue SE
    319-895-4018
- **Marion Office**
  - 800 11th Street
    319-377-6066
- **Iowa City Offices**
  - 201 S. Clinton Street
    319-351-3337
  - 1401 S. Gilbert Street
    319-338-1277
  - 2621 Muscatine Avenue
    319-338-3381
  - University of Iowa
    Hospitals and Clinics
    200 Hawkins Drive
    319-358-8442
  - Iowa Memorial Union
    University of Iowa
    1 N Madison Street
    319-338-4468
- **North Liberty Offices**
  - 25 Highway 965 N
    319-626-2381
  - 590 West Forevergreen Rd
    319-626-2199
- **Kalona Office**
  - 120 5th Street
    319-656-2281
- **Wellman Office**
  - 229 8th Avenue
    319-646-4000

Stock Transfer and Dividend Disbursing Agent

Computershare Trust Company, N.A.
PO Box 43078
Providence, RI 02940-3078
Toll free within US and Canada +1-800-884-4225
Telephone from outside US and Canada +1-781-575-4706

April 16, 2012

To Our Shareholders:

Enclosed are Hills Bancorporation's unaudited March 31, 2012 and December 31, 2011 consolidated balance sheets and unaudited statements of income for the three months ended March 31, 2012 and 2011.

Balance Sheet Overview

Highlights noted on the balance sheet as of March 31, 2012 for the Company included the following:

- Total assets were $2.103 billion, an increase of $84.38 million since December 31, 2011.
- Net loans were $1.678 billion, a decrease of $8.57 million since December 31, 2011.
- Total deposits were $1.612 billion, an increase of $86.58 million since December 31, 2011. The increase in deposits from December 31, 2011, is due mainly to the growth in short-term public fund deposits of approximately $70 million.
- Stockholders' equity was $209.40 million, an increase of $0.97 million since December 31, 2011.

The Company achieved a return on average assets of 1.43% and a return on average equity of 13.18% for the twelve months ended March 31, 2012, compared to the twelve months ended March 31, 2011 which were 1.27% and 12.85%, respectively. Dividends of $1.05 per share were paid in January 2012 to 2,186 shareholders. The 2011 dividend was $1.00 per share.

Income Statement Overview

Net income increased $1,722,000 for the three months ended March 31, 2012 compared to the three months ended March 31, 2011. Total net income was $7,900,000 in 2012 and $6,178,000 in the comparable period in 2011, an increase of 27.87%. The changes in net income in 2012 as compared to 2011 were primarily the result of the following:

- Net interest income increased by $572,000.
- The provision for loan losses decreased by $2,025,000.
- Other income increased by $678,000.
- Other expenses increased by $701,000.
- Income taxes increased $852,000.

For the three months ended March 31, 2012, both basic and diluted earnings per share were $1.66. For the three months ended March 31, 2011, both basic and diluted earnings per share were $1.40.

Fluctuations in the Company's net income continue to be driven primarily by three important factors. The first important factor is the interaction between changes in net interest margin and changes in average earnings assets. Net interest income of $17.2 million for the first three months of 2012 was derived from the Company's $1.910 billion of average earning assets during that period and its tax-equivalent net interest margin of 3.75%. Average earning assets in the three months ended March 31, 2011 were $1.831 billion and the tax-equivalent net interest margin was 3.82%.

The second significant factor affecting the Company's net income is the provision for loan losses. The majority of the Company's interest-earning assets are in loans outstanding, which amounted to approximately $1.678 billion at March 31, 2012. The provision is computed on a quarterly basis and is a result of management's determination of the quality of the loan portfolio. The provision reflects a number of factors, including the size of the loan portfolio, the overall composition of the loan portfolio and loan concentrations, the borrowers' ability to repay, past loss experience, loan collateral values, the level of impaired loans and loans past due ninety days or more. In addition, management considers the credit quality of the loans based on management's review of problem and watch loans, including loans with historically higher credit risk. The provision for loan losses was a reduction of expense of $560,000 for the three months ended March 31, 2012 compared to an expense of $1,465,000 for the first three months of 2011.

The third significant factor affecting the Company's net income is income tax expense. Federal and state income tax expense was $3,255,000 for the first quarter of 2012 compared to $2,403,000 for the first quarter of 2011. Income taxes as a percentage of income before taxes were 29.18% in 2012 and 28.00% in 2011.

New Office Locations in 2012

North Liberty Forevergreen Road Office

On February 21, 2012, we opened our fifteenth location at the corner of Highway 965 and Forevergreen Road in North Liberty. This office provides a full service banking location, including three drive-up lanes and a 24-hour drive-up ATM. This new office also houses our Trust Department.

University of Iowa – University of Iowa Hospitals and Clinics and Iowa Memorial Union

In 2011, Hills Bank and Trust Company was selected by the University of Iowa as its campus financial services provider. Hills Bank was awarded the five-year contract following a competitive bid process. We are excited for the opportunity to provide banking services on campus.

The contract provides for two campus office locations – one at the University of Iowa Hospitals and Clinics and one at the Iowa Memorial Union. On February 14, 2012, we opened our sixteenth location at the Iowa Memorial Union. And, on March 20, 2012, we opened our seventeenth location at the University of Iowa Hospitals and Clinics.

In addition to the new offices, Hills Bank will provide more than 20 ATMs on campus and certain debit card services.

Hills Bank Rewards

We are excited to announce Hills Bank Rewards – a free program that rewards our customers when they use their Hills Bank debit card. Enrollment in the program is automatic and every purchase made with a Hills Bank debit card, signature or PIN-based, adds up to reward points that can be redeemed for a wide variety of gifts. More information can be found at www.hillsbankrewards.com.

Ways You Can Help Increase the Value of Your Investment in Hills Bancorporation

We believe that the performance of Hills Bancorporation depends, to a large extent, on your support of Hills Bank in your respective communities.

You can make a difference by:

- Doing all of your personal banking at Hills Bank. Also, encouraging your family, friends and neighbors to bank at Hills Bank.
- When possible, bringing your company's banking business to Hills Bank.
- Encouraging the clubs, churches and other organizations to which you belong to bank with Hills Bank.
- Actively watching for opportunities for Hills Bank to gain new business.

Thank you for your continued support and investment in Hills Bancorporation.

Sincerely,

Dwight O. Seegmiller
President and CEO

Hills Bancorporation
Consolidated Balance Sheets – (Unaudited)
March 31, 2012 and December 31, 2011
(Amounts In Thousands, Except Shares)

ASSETS	March 31, 2012	December 31, 2011
Cash and cash equivalents	$ 121,842	$ 29,291
Investment securities available for sale at fair value (amortized cost March 31, 2012 $204,833; December 31, 2011 $203,312)	211,850	211,367
Stock of Federal Home Loan Bank	10,671	10,728
Loans held for sale	17,595	24,615
Loans, net of allowance for loan losses (March 31, 2012 $28,730; December 31, 2011 $30,150)	1,660,363	1,661,916
Property and equipment, net	31,233	30,321
Tax credit real estate	19,658	20,130
Accrued interest receivable	9,052	8,689
Deferred income taxes, net	8,528	8,531
Other real estate	1,313	1,327
Goodwill	2,500	2,500
Prepaid FDIC insurance	3,641	3,879
Other assets	4,426	5,003
	$ 2,102,672	$ 2,018,297
LIABILITIES AND STOCKHOLDERS' EQUITY		
LIABILITIES		
Noninterest-bearing deposits	$ 221,629	$ 223,378
Interest-bearing deposits	1,390,427	1,302,099
Total deposits	$ 1,612,056	$ 1,525,477
Short-term borrowings	47,010	52,785
Federal Home Loan Bank borrowings	185,000	185,000
Accrued interest payable	1,540	1,625
Other liabilities	19,018	17,155
	$ 1,864,624	$ 1,782,042
REDEEMABLE COMMON STOCK HELD BY EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)	$ 28,650	$ 27,826
STOCKHOLDERS' EQUITY		
Capital stock, no par value; authorized 10,000,000 shares; issued March 31, 2012 5,055,021 shares; December 31, 2011 5,051,901 shares	$ -	$ -
Paid in capital	41,609	41,467
Retained earnings	210,692	207,790
Accumulated other comprehensive income	4,333	4,974
Unearned ESOP Shares	(2,017)	(2,017)
Treasury stock at cost (March 31, 2012 301,403 shares; December 31, 2011 292,083 shares)	(16,569)	(15,959)
	$ 238,048	$ 236,255
Less maximum cash obligation related to ESOP shares	28,650	27,826
	$ 209,398	$ 208,429
	$ 2,102,672	$ 2,018,297

Hills Bancorporation
Consolidated Statements of Income – (Unaudited)
Three Months Ended March 31, 2012 and 2011
(Amounts In Thousands, Except Per Share Amounts)

	Three Months Ended March 31, 2012	2011
Interest income:		
Loans, including fees	$ 21,395	$ 21,365
Investment securities:		
Taxable	546	765
Nontaxable	850	859
Federal funds sold	16	32
Total interest income	$ 22,807	$ 23,021
Interest expense:		
Deposits	$ 3,574	$ 4,308
Short-term borrowings	34	95
FHLB borrowings	1,990	1,981
Total interest expense	$ 5,598	$ 6,384
Net interest income	$ 17,209	$ 16,637
Provision for loan losses	(560)	1,465
Net interest income after provision for loan losses	$ 17,769	$ 15,172
Other income:		
Net gain on sale of loans	$ 705	$ 482
Trust fees	1,161	1,089
Service charges and fees	1,873	1,811
Rental revenue on tax credit real estate	394	283
Net gain on sale of other real estate owned and other repossessed assets	296	1
Other noninterest incomes	584	669
	$ 5,013	$ 4,335
Other expenses:		
Salaries and employee benefits	$ 5,819	$ 5,550
Occupancy	844	831
Furniture and equipment	1,111	965
Office supplies and postage	379	337
Advertising and business development	436	329
Outside services	1,702	1,726
Rental expenses on tax credit real estate	655	234
FDIC insurance assessment	268	700
Other noninterest expenses	413	254
	$ 11,627	$ 10,926
Income before income taxes	$ 11,155	$ 8,581
Income taxes	3,255	2,403
Net income	$ 7,900	$ 6,178
Earnings per share:		
Basic	$ 1.66	$ 1.40
Diluted	1.66	1.40